Exhibit 4.1

HOLLYFRONTIER CORPORATION

AS ISSUER

and

COMPUTERSHARE TRUST COMPANY, N.A.,

AS AGENT FOR

WELLS FARGO BANK, NATIONAL ASSOCIATION,

AS TRUSTEE

THIRD SUPPLEMENTAL INDENTURE

Dated as of April 8, 2022

to

Indenture dated as of March 22, 2016

THIS THIRD SUPPLEMENTAL INDENTURE, dated as of April 8, 2022 (this “Third Supplemental Indenture”), is between HollyFrontier Corporation, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a national banking association, as agent and attorney-in-fact (the “Agent”) for Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”).

RECITALS:

WHEREAS, the Company has heretofore entered into an indenture dated as of March 22, 2016 between the Company and the Trustee (the “Base Indenture” and as supplemented by the First Supplemental Indenture (as defined below) and as further supplemented by the Second Supplemental Indenture (as defined below), the “Indenture” as supplemented);

WHEREAS, the Company has heretofore entered into the First Supplemental Indenture (the “First Supplemental Indenture”) dated as of March 22, 2016, between the Company and the Trustee, providing for issuance by the Company of the 5.875% Senior Notes due 2026 (the “2026 Notes”), and the Second Supplemental Indenture (the “Second Supplemental Indenture”) dated as of September 28, 2020, between the Company and the Trustee, providing for issuance by the Company of the 2.625% Senior Notes due 2023 (the “2023 Notes”) and the 4.500% Senior Notes due 2030 (the “2030 Notes” and, together with the 2026 Notes and 2023 Notes, the “Notes”);

WHEREAS, HF Sinclair Corporation, on behalf of the Company, has solicited consents from the Holders (as defined in the Indenture) of the Notes to certain proposed amendments to the Indenture as set forth in Article I to this Third Supplemental Indenture (the “Proposed Amendments”), in accordance with the terms and conditions of the Confidential Exchange Offer Memorandum and Consent Solicitation Statement, dated as of March 24, 2022 (the “Exchange Offer Memorandum”) and the Consent Solicitations (as defined therein);

WHEREAS, Section 9.02 of the Indenture provides that, with the consent of the Holders of not less than a majority in principal amount of each series of the Notes then Outstanding (as defined in the Indenture), the Company and the Trustee may amend or supplement the Indenture or the Notes in accordance with such Section 9.02;

WHEREAS, the Holders of at least a majority in aggregate principal amount of each series of the Notes Outstanding (the “Requisite Consent”) have validly tendered, and not withdrawn, their consents to the adoption of the Proposed Amendments to be effectuated by this Third Supplemental Indenture in accordance with the provision of the Indenture, and the Company, having received the Requisite Consent for the Proposed Amendments for each series of Notes, desires to amend the Indenture as provided in this Third Supplemental Indenture in respect of the Notes; and

WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Agent an Officers’ Certificate and an Opinion of Counsel described in Section 1.02 and Section 9.03 of the Indenture;

NOW, THEREFORE, in consideration of the foregoing and notwithstanding any provision of the Indenture which, absent this Third Supplemental Indenture, might operate to limit such action, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

AMENDMENTS

Section 1.1 Amendments to the Base Indenture.

The Base Indenture is hereby amended as it relates to the Notes to delete the following sections in their entirety, and, in the case of each such section, insert in lieu thereof the phrase “[Intentionally Omitted]” and any and all references thereto (including any definitions the references to which would be eliminated as a result of such deletions), and any and all obligations thereunder, and any events of default related thereto are hereby deleted throughout the Indenture as they relate to the Notes and such sections and references shall be of no further force or effect as they relate to the Notes:

(1)	Clauses (3), (4), (5), (6) and (7) of Section 5.01 entitled “Events of Default”;

(2)	Section 7.04 entitled “Reports by Company”;

(3)	Section 8.01 entitled “Consolidations and Mergers of Company and Sales, Leases and Conveyances Permitted Subject to Certain Conditions”;

(4)	Section 11.01 entitled “Limitations on Mortgages”; and

(5)	Section 11.02 entitled “Limitations on Sale and Leaseback Transactions”.

Section 1.2 Amendments to the First Supplemental Indenture.

The First Supplemental Indenture is hereby amended only as it relates to the 2026 Notes to delete Section 2.1, entitled “Amendments to Certain Covenants,” in its entirety, and, in the case of such section, insert in lieu thereof the phrase “[Intentionally Omitted]” and any and all references thereto (including any definitions the references to which would be eliminated as a result of such deletion), and any and all obligations thereunder, and any events of default related thereto are hereby deleted throughout the First Supplemental Indenture only as they relate to the 2026 Notes and such section and references shall be of no further force or effect only as they relate to the 2026 Notes.

Section 1.3 Amendments to the Second Supplemental Indenture.

The Second Supplemental Indenture is hereby amended only as it relates to the 2023 Notes and 2030 Notes to delete the following sections in their entirety, and, in the case of each such section, insert in lieu thereof the phrase “[Intentionally Omitted]” and any and all references thereto (including any definitions the references to which would be eliminated as a result of such deletions), and any and all obligations thereunder, and any events of default related thereto are hereby deleted throughout the Second Supplemental Indenture only as they relate to the 2023

Notes and 2030 Notes and such sections and references shall be of no further force or effect only as they relate to the 2023 Notes and 2030 Notes:

(1)	Section 2.1 entitled “Amendments to Certain Covenants”; and

(2)	Section 2.2 entitled “Offer to Purchase Notes on a Change of Control”.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1 Ratification and Incorporation of Indenture.

As supplemented hereby, the Indenture is in all respects ratified and confirmed by the Company, and the Indenture and this Third Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 2.2 Definitions.

All capitalized terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Indenture.

Section 2.3 Table of Contents, Headings, etc.

The table of contents and headings of the Articles and Sections of this Third Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

Section 2.4 Counterpart Originals; Electronic Signatures.

This Third Supplemental Indenture and any certificate, agreement or other document to be signed in connection with this Third Supplemental Indenture and the transactions contemplated hereby shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Third Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

Section 2.5 Governing Law.

THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 2.6 Waiver of Jury Trial.

EACH OF THE COMPANY, THE AGENT AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS THIRD SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 2.7 U.S.A. PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Agent and the Trustee are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Agent or the Trustee. The parties to this Third Supplemental Indenture agree that they shall provide the Agent and the Trustee with such information as it may reasonably request in order for the Agent and the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.

Section 2.8 Severability.

In case any provision in this Third Supplemental Indenture or the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 2.9 Requisite Consent.

To the extent Requisite Consent is finally judicially determined by a court of competent jurisdiction to have not been validly obtained in accordance with the Indenture or applicable laws, the Proposed Amendments shall not be deemed to have occurred.

Section 2.10 Certain Agent and Trustee Matters.

The recitals contained herein and the statements made in any Officers’ Certificate shall be taken as the statements of the Company, and the Agent and the Trustee assume no responsibility for their correctness, and none of the recitals contained herein or the statements made in any Officers’ Certificate are intended to or shall be construed as statements made or agreed to by the Agent or the Trustee. The Agent and the Trustee make no representations as to and shall not be responsible in any manner whatsoever for or in respect of the Exchange Offer Memorandum, the Consent Solicitations or the consents of Holders. The Agent and the Trustee make no representations as to the validity or sufficiency of this Third Supplemental Indenture or the consequences of the Proposed Amendments provided herein.

Section 2.11 Condition of Operation of Amendments.

This Third Supplemental Indenture shall become effective upon execution by the parties hereto, however, the provisions of this Third Supplemental Indenture shall not become operative unless: (i) the Company accepts validly tendered applicable series of Notes for purchase in the applicable Exchange Offer (as defined in the Exchange Offer Memorandum) and (ii) the Requisite Consent for the applicable series of Notes were received. The Company shall provide prompt written notice to the Agent and the Trustee if this Third Supplemental Indenture has become operative, or if this Third Supplemental Indenture shall not become operative.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first written above.

HOLLYFRONTIER CORPORATION

By:	/s/ John Harrison

Name:	John Harrison
Title:	Vice President, Finance, Strategy and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	Computershare Trust Company, N.A.,
as Agent and attorney-in-fact

By:	/s/ Jill M. Melhus

Name:	Jill M. Melhus
Title:	Assistant Vice President

[Signature Page to Third Supplemental Indenture]